Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-206357, No. 333-206358, No. 333-206359, No. 333-207384, No. 333-210735, No. 333-219383) and Form S-8 (No. 333-203149, No. 333-203151, No. 333-205236, No. 333-209251, No. 333-214605, No. 333-216209, No. 333-220152, No. 333-222771, No. 333-228380, No. 333-231472, No. 333-238145) of Sphere 3D Corp. (the “Company”) of our report dated March 29, 2019, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and explanatory paragraphs relating to the Company’s going concern uncertainty and the adoption of new accounting standards, and an emphasis of a matter paragraph relating to discontinued operations), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

San Diego, California
May 13, 2020